Dyax Corp. has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended. Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks [*****] denote such omission.

CONFIDENTIAL DOCUMENT
Exhibit 10.4

DISTRIBUTION SERVICES AGREEMENT
(3PL Services)

This DISTRIBUTION SERVICES AGREEMENT ("Agreement"), dated as of November 19, 2009 (the "Effective Date"), is entered into by and between DYAX CORP., a Delaware corporation with offices located at 300 Technology Square, Cambridge, Massachusetts 02139 ("Dyax"), and INTEGRATED COMMERCIALIZATION SOLUTIONS, INC., a California corporation with its primary offices located at 3101 Gaylord Parkway, Frisco, Texas 75034 ("ICS").

WHEREAS, Dyax has developed the Product (as defined below);

WHEREAS, in the United States, Dyax intends to secure the regulatory approvals required in order to promote, market and sell the Product in the United States as a treatment for patients suffering acute attacks associated with the disease known as hereditary angioedema ("HAE");

WHEREAS, ICS is in the business of providing commercialization services for pharmaceutical products; and

WHEREAS, Dyax wishes to engage ICS to provide Dyax with certain third-party logistic services for the Product throughout the United States, and ICS wishes to accept such engagement, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1	"3PL Services" shall have the meaning set forth in Section 3.1.

1.2
"Affiliate" shall mean any individual, corporation, partnership, association, or business that directly or indirectly through intermediaries, controls, is controlled by or is under common control with, a party. An ownership, voting or similar interest (including any right or option to obtain such an interest) representing more than 50% of the total interests then outstanding of the pertinent entity shall constitute "control" for the purposes of this definition.

1.3	"Applicable Laws" shall mean all applicable laws, rules, regulations in the Territory, including guidelines and guidances promulgated by governmental entities.

1.4	"FDA" shall mean the United States Food and Drug Administration or any successor agency thereto.

1.5	"Field" shall mean all uses in the therapeutic treatment of HAE.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

1.6	"Product" shall mean Dyax's proprietary plasma kallikrein inhibitor, known as internally as DX-88 and generically as ecallantide, as more formally described on Exhibit A.

1.7
"REMS Program" shall mean the Risk Evaluation and Mitigation Program required to be implemented under Section 505-1 of the Federal Food, Drug and Cosmetic Act in connection with the regulatory approval of the Product by the FDA.

1.8	"SOPs" shall have the meaning set forth in Section 3.2.

1.9	"Statement of Work" shall have the meaning set forth in Section 3.1

1.10	"Term" shall have the meaning set forth in Section 11.1.

1.11	"Territory" shall mean the 50 states of the United States of America, the District of Columbia and Puerto Rico.

2.	Engagement of ICS.

2.1
Engagement.  Upon the terms and conditions set forth herein, Dyax hereby engages ICS, on an exclusive basis during the Term (subject to Section 11.4), to provide 3PL Services in connection with the promotion, offer for sale, sale and distribution of Product in the Field in the Territory.  ICS hereby accepts such engagement and shall provide the 3PL Services in a professional and responsible manner and in accordance with the terms of this Agreement and all Applicable Laws.

2.2
Authorized Distributor.  In connection with ICS's engagement under Section 2.1 above, and solely for the limited purpose of compliance with the pedigree requirements of the Prescription Drug Marketing Act and any similar state laws, Dyax hereby designates ICS as an Authorized Distributor of Record ("ADR") of the Product during the Term and a third party logistics provider who does not take title to Product or have general responsibility to direct the sale or disposition of Product.  The foregoing shall not be construed in a manner that results in ICS being considered a distributor or wholesaler for any other purpose or under any Applicable Laws.

2.3
Exclusivity.  The parties acknowledge and agree that as a result of the exclusive nature of the ICS engagement, subject to Section 11.4, during the Term, Dyax shall not engage any party other than ICS or its Affiliates to serve as Dyax's third-party logistic service provider for Product for the Field in the Territory.

2.4
Reserved Rights. Except as expressly provided in this Agreement, no right, title or interest in or to Product or any patent, trade secret, trademark or any other intellectual property right of Dyax or its Affiliates is granted, whether express or implied, by Dyax to ICS.  Except as expressly provided in this Agreement, no right, title or interest in or to any patent, trade secret, trademark or any other intellectual property right of ICS or its Affiliates is granted, whether express or implied, by ICS to Dyax.  By way of clarification, all proprietary systems, databases and web-based applications, and any standard operating procedures, work rules, programming, software, routines, analytic tools, embedded logic or table structures associated therewith, that have been developed, maintained, utilized and improved by ICS (or its Affiliates) in connection with this Agreement or the Hub Services are and will remain the property of ICS (or its Affiliates).

3.	3PL Services and Related ICS Obligations.

3.1
3PL Services; Statement of Work.  ICS shall provide certain third party logistics services with respect to the Product ("3PL Services"). The specific nature of such 3PL Services, and any additional terms and conditions applicable to such 3PL Services, shall be set forth in writing (each such writing a "Statement of Work").  The initial Statement of Work that has been agreed upon by the parties is attached hereto as Exhibit B.  Any changes to the initial Statements of Work or any new Statement of Work must be in writing and approved by both parties, and thereafter shall be considered an addendum to this Agreement.  All services performed under any Statement of Work shall be subject to all the terms and conditions set forth herein.

3.2
Standard Operating Procedures.  ICS shall conduct all activities under this Agreement in accordance with all Standard Operating Procedures ("SOPs") applicable to such activities, as established and approved in writing by the parties from time to time.   Any SOPs specific to Dyax will be discussed and agreed upon by the parties and material changes will be implemented by ICS only at Dyax’s direction.    Notwithstanding anything to the contrary contained in this Agreement or elsewhere, during the Term of this Agreement, Dyax shall be permitted, upon its reasonable request, to review all such SOPs at the ICS facility.  The SOPs are confidential and proprietary to ICS and shall not be disclosed by Dyax to any third party without the consent of ICS.  Upon termination of this Agreement, any SOPs in Dyax’s possession will be returned to ICS or (at ICS’s election) destroyed by Dyax with certification of destruction.

3.3
No Subcontracting or Subdistribution. All obligations and services to be performed by ICS under this Agreement shall be solely performed by ICS and ICS shall not outsource or subcontract any of its obligations hereunder without Dyax's prior written consent, except to an Affiliate of ICS.

3.4
Applicable Laws and Regulations.  ICS shall conduct all activities under this Agreement in compliance with all Applicable Laws, including federal and state pharmacy, wholesaler and pedigree laws, federal and state laws protecting the privacy of patient medical information (including HIPAA if applicable), laws relating to the disposal of pharmaceutical products and hazardous wastes, and all applicable professional and industry standards and good business practices.  If Dyax reasonably determines that ICS has conducted activities under this Agreement in a manner that could potentially compromise public health or safety, then Dyax may terminate this Agreement immediately, and whether or not Dyax terminates this Agreement, may pursue all other legal remedies available to it.

3.5
Storage Conditions.  ICS will maintain Product stored at, and shipped from, its facilities under (i) the Product storage, shipment and handling requirements set forth in the Statement of Work included in Exhibit B, (ii) any applicable SOPs and (iii) any other conditions required by the FDA approved labeling.  ICS shall notify Dyax within one (1) business day of any known deviation from such requirements so that Dyax can determine whether any further action must be taken with respect to such Product.  Failure of ICS to notify Dyax promptly of such known deviation shall constitute a breach of this Agreement by ICS.

3.6
Title to Product.  All right, title and interest in and to all Product at ICS's facility or otherwise in the possession of ICS shall at all times remain the sole property of Dyax.  At no time and under no circumstance shall ICS have title to, or any right or interest in or to, any Product at ICS's facility or otherwise in ICS's possession or control.  ICS hereby expressly waives and releases any and all liens and claims it may have in respect of any Product arising under any statute, common law or otherwise.  ICS from time to time during the Term shall execute such forms, documents and instruments evidencing Dyax's ownership of Product as Dyax reasonably shall request.  ICS shall take no action that is inconsistent with the right, title and interest of Dyax in and to the Product and any attempt by ICS to sell, or to grant or create a lien on or security interest in, any Product shall be void ab initio.  ICS shall have no authority to store any Product with any other warehouseman or in any place other than ICS's facility.  At any time during the Term and for any reason, Dyax may take all or any portion of any Product into its possession by giving ICS notice of such intent, and upon the giving of such notice ICS shall deliver such Product to Dyax in accordance with instructions provided by Dyax, subject to Dyax promptly reimbursing ICS's reasonable actual costs of return and removal.

3.7
Risk of Loss.  ICS shall have no risk of loss for all Product at ICS's facility or otherwise in the possession of ICS, except to the extent that ICS’s gross negligence or willful misconduct caused such loss.    In such case, any loss due to damage or loss of products will be based upon Dyax's cost of manufacturing or acquiring products, not it's selling cost.

3.8
Diversion.  ICS shall notify Dyax in writing within one (1) business day of learning of information to suggest that any person or entity is diverting or attempting to divert Product.  For the purposes of this Section 3.8, "diverting" means the unauthorized sale, distribution, purchase, receipt, or handling of Product.

3.9	Product Promotion. ICS shall not provide any information regarding the safety, effectiveness, or use of Product to any persons or entities except as approved in advance in writing by Dyax.

4.	Compensation for 3PL Services.

Dyax will compensate ICS for the 3PL Services in accordance with the fee schedule attached as Exhibit C.  For clarity, the fees on Exhibit C shall be and remain in effect for the duration of the Term, provided that if Dyax terminates its agreement with either of ICS’s Affiliates, US Bioservices Corporation or ASD Specialty Healthcare, Inc., fees may be subject to adjustment.  Within [*****] following the end of each [*****] during the Term, ICS shall provide a detailed invoice that specifically identifies the 3PL Services conducted by ICS during [*****].  Dyax shall notify ICS of any disputed charges in writing within [*****] following receipt of the invoice covering such charges.  In the absence of any such notice of dispute, all invoices shall be deemed to be correct and due in full within [*****] following receipt of the invoice.  On all undisputed invoice balances exceeding [*****], Dyax shall pay interest equal to the lesser of (i) [*****] per month and (ii) the maximum allowed by law.

5.	Suspension, Recalls and Government Notices.

5.1	Suspension. Upon written notification by Dyax to suspend distribution of Product, ICS immediately shall suspend its distribution of Product.

5.2	Recalls.

(a)
Recall Procedures.  Dyax shall promptly notify ICS of any recalls or market withdrawals initiated by Dyax or required by the FDA or any other governmental agency.  ICS shall notify Dyax immediately of any event or circumstance that ICS reasonably believes may necessitate a recall or market withdrawal.  Any recall or market withdrawal initiated by Dyax or required by the Untied States Food and Drug Administration shall be conducted in accordance with the Recall Statement of Work, included in the Statements of Work attached as Exhibit B hereto.  Any changes to the Recall Statement of Work shall be subject to the terms and conditions set forth in Section 3.1.  Dyax shall be responsible for the mailing, shipping, and reasonable administrative expenses incurred by ICS in connection with the recall or market withdrawal, plus a reasonable service fee as mutually agreed upon in advance by the parties.  Notwithstanding the foreging, to the extent that such recall or market withdrawal arises or results from (i) the negligence or intentional misconduct of ICS or any of its permitted agents or employees or (ii) the breach by ICS of this Agreement, ICS shall bear and be responsible for such costs as well as the reasonable, documented, out-of-pocket expenses of Dyax incurred in connection with such recall or market withdrawal.

(b)
Investigations; Cooperation.  ICS shall fully cooperate with Dyax in investigating any Product failure that resulted in the need for a recall or market withdrawal and any reasonable, documented, out-of-pocket cost involved with such investigation shall be reimbursed by Dyax, except to the extent that such recall or market withdrawal arises or results from (i) the negligence or intentional misconduct of ICS or any of its permitted agents or employees or (ii) the breach by ICS of this Agreement, in which event ICS shall bear and be responsible for such costs as well as the reasonable, documented, out-of-pocket expenses of Dyax incurred in connection with such investigation.

5.3
Government Notices.  Each party shall provide the other with a copy of any correspondence or notices it receives from the FDA, or other governmental entity specifically relating to the Product or activities conducted under this Agreement, no later than one (1) business day following such receipt.    Each party shall also provide the other with concurrent copies of any responses to any such correspondence or notices (e.g., a response to an FDA 483 notice, warning letter, or untitled regulatory letter); provided that Dyax shall review and approve all such responses by ICS to the extent related to the Product and to the extent reasonably feasible.  Where reasonably possible, ICS shall give prior notice to Dyax of any scheduled FDA or other governmental inspection of ICS's facilities specifically relating to the Product, and, if reasonably possible, will afford Dyax the opportunity to be present at such inspection.

6.	Reports and Records.

6.1
Activity Reports.  In addition to any specific reports that ICS may be required to deliver to Dyax under this Agreement or any Statement of Work, ICS shall provide to Dyax all information and reports related to its activities with respect to the Product that are reasonably requested by Dyax and can be prepared by ICS without undue burden; provided that ICS shall be compensated and fully reimbursed by Dyax for any additional time and expense incurred in connection with the preparation and delivery of such information and/or reports.

6.2
Ownership of Data.  Dyax exclusively shall own all information and data relating to Product, the distribution of Product and the use of Product obtained, maintained, generated or furnished by ICS in connection with performing its obligations hereunder and all data and information contained in the reports delivered pursuant to Section 6.1, except any data, materials or information not specific to the Product or which relate to the general processes, services and reports developed by ICS or which contains ICS’s Confidential Information (the “ICS Information”), and ICS hereby assigns to Dyax all of its right, title and interest in and to such information and data (excluding ICS Information) without additional consideration.

6.3
Records.  ICS shall keep complete and accurate books and records pertaining to ICS's activities under this Agreement.  Such books and records shall be retained for at least [*****] after the expiration or termination of this Agreement or for such longer period as may be required by Applicable Law.

6.4
Audits.  Dyax, at its expense, from time to time may perform, or have an independent third party auditor (subject to execution of a mutually agreeable nondisclosure agreement) perform, audits of the records maintained pursuant to Section 6.3 and may observe, or have an independent third party auditor observe, the performance by ICS of its activities hereunder to verify the status of Product and ensure compliance with the terms of this Agreement.  Dyax shall provide ICS with at least ten (10) business days advance notice of such audits or observations, and shall conduct any audit or observation during normal business hours in a manner that does not interfere with ICS’s normal business operations.  ICS shall make available relevant  records that do not contain information pertaining to ICS’s other clients or products and permit such observations.  Dyax and ICS shall discuss the results of any such audits or observations and ICS shall implement all corrective measures reasonably requested by Dyax.  All audits shall be reasonable in time and scope.

7.	Confidentiality.

7.1
Confidential Information.  All confidential, non-public documents and other information disclosed to a party by or on behalf of the other party pursuant to this Agreement  which includes but is not limited to information concerns prices and quantities purchased by any customer, Product information, operating and sales data, information about systems, strategic plans, business plans, financial information, processes (including SOPs), customer information, information concerning patients or physicians, methods, databases, technology (including software and all source code) and any other information or material prepared or derived from such information (collectively, "Confidential Information"), shall, subject to Sections 7.2 and 7.3, be held by the receiving party in strict confidence and not disclosed either directly or indirectly to any third party (other than Affiliates, advisors and consultants who have a need to know such information and who are subject to obligations of confidentiality at least as onerous as those set forth herein) and shall only be used for purposes of fulfilling the receiving party's obligations, or exercising its rights, under this Agreement.   Notwithstanding the foregoing, all data and information owned by Dyax pursuant to Section 6.2 shall be the Confidential Information of Dyax and not ICS, and regardless of the party that discloses such Confidential Information hereunder, Dyax shall be deemed the disclosing party, and ICS shall be deemed the receiving party, with respect to such Confidential Information.  The terms and conditions of this Agreement and any amendments or addenda thereto shall be deemed the Confidential Information of each party.

7.2
Exclusions from Confidentiality.  Notwithstanding anything to the contrary in this Agreement, the receiving party shall have no liability to the disclosing party for the use or disclosure of any Confidential Information that the receiving party can establish by written documentation to:

(a)	have been publicly known prior to disclosure by the disclosing party of such information to the receiving party;

(b)	have become publicly known without fault on the part of the receiving party, subsequent to disclosure to the receiving party;

(c)	have been received by the receiving party at any time from a source, other than the disclosing party, lawfully having possession of and the right to disclose such information;

(d)	have been otherwise known by the receiving party prior to disclosure by the disclosing party to the receiving party of such information; or

(e)	have been independently developed by the receiving party without use of information disclosed by the disclosing party.

7.3
Required Disclosure.  A party receiving Confidential Information may disclose such Confidential Information if required to do so by a court (or other governmental agency or stock exchange of competent jurisdiction), any governmental body or as required under any Applicable Laws; provided that (i) the party required to disclose such Confidential Information provides prompt notice of such pending disclosure to the disclosing party so that the disclosing party can seek a protective order or to prevent such disclosure, and (ii) the party required to disclose such Confidential Information shall exercise reasonable efforts to ensure that the information is accorded confidential treatment by the court or other governmental agency or stock exchange.

7.4	Survival of Confidentiality Obligations. The provisions of this Article 7 shall survive for a period of seven (7) years following the expiration or termination of this Agreement.

7.5
Injunctive Relief.  Each party acknowledges that the failure by the Receiving Party to comply with any of the provisions of this Article 7 will result in irreparable injury and continuing damage to the disclosing party for which there will be no adequate remedy at law and that, in the event of a failure of the receiving party so to comply, the disclosing party shall be entitled to such preliminary and permanent injunctive relief as may be necessary to ensure compliance with all the provisions of this Article 7 without having to prove actual damages or to post a bond.

7.6
HIPAA Compliance. Notwithstanding anything to the contrary herein (including the Exhibits hereto), ICS shall only provide information to Dyax under this Agreement in a manner consistent with HIPAA, to the extent applicable.  Accordingly, the parties agree that ICS shall only provide Dyax information that is de-identified in accordance with HIPAA's de-identification provision, 45 C.F.R. § 164.514(b)(2), unless Dyax: (i) has on file a valid, HIPAA-compliant authorization for each patient whose protected health information ("PHI") is sought to be disclosed; or (ii) authorization is not required under Applicable Laws in order to disclose the information sought.

8.	Use of Marks.

For the purposes of this Agreement, Dyax hereby grants to ICS a non-exclusive, non-transferable, revocable license to use Dyax's trademarks, trade names and service marks used and/or owned by Dyax with respect to the Product (collectively, the "Marks").  The Marks shall be used by ICS solely in connection with its distribution and/or delivery of Product, and other activities conducted under this Agreement, in each case solely in accordance with the terms hereof.  The ownership of and goodwill in all Marks shall remain the sole and exclusive property of Dyax and inure exclusively to Dyax's sole benefit, both during the Term and thereafter.  ICS agrees that nothing in this Agreement shall give ICS any right, title or interest in or to the Marks other than the right to use the same in the manner contemplated by this Agreement and only for so long as this Agreement is in force.

9.	Additional Representations, Warranties and Covenants.

9.1
Authorization.  Each party represents and warrants to the other party that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party. Furthermore, no approvals, consents, orders or authorizations of or designation, registration, declaration or filing with any governmental authority (within the Field in the Territory) is required for either party's performance of its obligations under this Agreement, other than any approvals that have been obtained already or will be obtained in the ordinary course of the performance of such obligations.

9.2
Federal Programs. ICS represents, warrants and covenants to Dyax that (a) neither ICS nor any of its Affiliates that perform activities under this Agreement has been debarred or is subject to debarment pursuant to Section 306 of the Act or listed on either Excluded List (as defined herein), and (b) neither ICS nor any of its Affiliates that perform activities under this Agreement will  knowingly (after reasonable investigation) use in any capacity, in connection with the services to be performed under this Agreement, any person who has been debarred pursuant to Section 306 of the Act, or who is the subject of a conviction described in such section, or listed on either Excluded List.  ICS shall inform Dyax in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the Act or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of ICS's knowledge, is threatened, relating to the debarment or conviction Section 306 of the Act, or listing on either Excluded List, of ICS or any person performing services hereunder.  "Excluded Lists" means the Department of Health and Human Service's List of Excluded Individuals/Entities and the General Services Administration's Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

9.3
ICS/Licensure.  ICS represents and warrants that it now has and shall maintain in full force during the Term all applicable federal and state wholesaler and other licenses or approvals required under Applicable Laws and regulations to fulfill its obligations under this Agreement in each state in the Territory, the District of Columbia and Puerto Rico.  ICS promptly shall notify Dyax of any denials, revocations or suspension of license or registrations by any state or federal agency or any other regulatory authority in the Territory, or any written notice from a governmental body proposing such a denial, revocation or suspension of a license or registration.  ICS shall promptly provide Dyax with notice of any material communications with wholesaler licensing boards which relate to potential problems with facilities, operations, contractors or procedures used by ICS in distribution of the Product, including notices of inquiries, investigations or inspections and resulting findings, except that  in no event shall ICS be required to disclose information concerning its other clients or the products of such clients.

9.4
Dyax Representations and Warranties.  Dyax hereby represents and warrants to ICS that, at the time of delivery of Product by Dyax to ICS hereunder: (a) such Product shall not in any material respect be adulterated, misbranded or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et. seq., as amended and in effect at the time of delivery (the "Act"), or within the meaning of any applicable state or local law; (b) such Product will be merchandise that may be introduced and delivered into interstate commerce under the provisions of Section 301 of the Act or Section 351 of the Public Health Service Act; (c) Dyax has and will maintain, in full force and effect, all licenses and permits required under Applicable Laws for Dyax to sell and distribute such Product under this Agreement; (d) such Product will be the subject of a duly approved Biologics License Application and may be legally transported or sold under Applicable Laws; (e) such Product will have been approved by each applicable governmental authority for commercial sale and shipment of such Product within the Territory; and (f) Dyax either (i) owns or holds the duly approved Biologics License Application, as such term is used in the Public Health Service Act, Title 21, United States Code, as amended for such Product, or (ii) is otherwise considered the “manufacturer” of such Product within the meaning of any applicable federal, state or local law relating to pedigrees.

9.5
No Other Warranties.  Except as expressly provided herein and in the Continuing Guaranty, neither party hereto makes any representations or warranties to the other party, express or implied, either in fact or by operation of law, by statute or otherwise, and each party specifically disclaims any express or implied representations and warranties of merchantability or fitness for a particular purpose.

10.	Liability, Indemnification and Insurance.

10.1	Remedies.

(a)	Generally. Rights and remedies under this Agreement are cumulative and in addition to any other available rights or remedies under any other agreement, at law or in equity.

(b)
Equitable Relief.  If either party violates or threatens to violate any provision of this Agreement, the other party may suffer irreparable harm and its remedies at law may be inadequate.  Accordingly, the other party may seek equitable relief.

10.2	Indemnification.

(a)
Indemnification by ICS.  ICS shall indemnify, defend, and hold harmless Dyax and its Affiliates and its and their respective directors, officers, employees, representatives and agents and their respective successors, heirs and assigns (the "Dyax Indemnitees") against any liability, damage, loss, penalty, fine or expense (including reasonable attorneys fees and expenses of litigation) (collectively, "Losses") incurred by or imposed upon Dyax Indemnitees or any of them in connection with any claims, suits, demands, investigations, enforcement actions, or judgments, in each case initiated by a third party (including any governmental or regulatory agency) (collectively, "Third Party Claims") which arise out of: (a) the gross negligence or willful misconduct of ICS in connection with this Agreement; or (b) the breach of this Agreement by ICS, in each case except for those Losses for which Dyax has an obligation to indemnify ICS pursuant to Section 10.2(b), as to which Losses each party shall indemnify the other to the extent of its respective liability for such Losses.

(b)
Indemnification by Dyax.  Dyax shall indemnify, defend, and hold harmless ICS and its Affiliates and its and their respective directors, officers, employees, representatives and agents and their respective successors, heirs and assigns (the "ICS Indemnitees") against any Losses incurred by or imposed upon ICS Indemnitees or any of them in connection with any Third Party Claims which arise out of: (a) the negligence or willful misconduct of Dyax in connection with this Agreement; (b) the breach of this Agreement by Dyax, (c) claims of patent, trademark, copyright or other infringement related to Products, or (d) storage, handling, use, non-use, demonstration, consumption, ingestion, digestion, manufacture, production and assembly of Products and their transportation to ICS (except to the extent that such activities are actually conducted by ICS), in each case except for those Losses for which ICS has an obligation to indemnify Dyax pursuant to Section 10.2(a), as to which Losses each party shall indemnify the other to the extent of its respective liability for such Losses.

(c)
Indemnification Procedure.  A party that intends to claim indemnification under this Section 10.2 (the "Indemnitee") shall:  (i) promptly notify the indemnifying party (the "Indemnitor") in writing of any Third Party Claim in respect of which the Indemnitee or any of its Affiliates or any of their respective directors, officers, employees, representatives, agents or their respective successors, heirs or assigns intend to claim such indemnification hereunder; (ii) provide the Indemnitor sole control of the defense and/or settlement thereof with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitee reserves the right to retain its own counsel to defend itself in, but not control the defense of, such suit, at its own expense, unless (a) the interests of the Indemnitee and the Indemnitor in the suit conflict in such a manner and to such extent as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for the Indemnitee, in which case, the Indemnitor shall pay for one separate counsel chosen by the Indemnitee or (b) the Indemnitor shall not have employed attorneys reasonably satisfactory to the Indemnitee to defend any action within a reasonable time after notice of commencement of such action and (iii) provide the Indemnitor, at the Indemnitor's request and expense, with reasonable assistance and full information with respect thereto.  Neither the Indemnitor nor the Indemnitee shall be responsible to or bound by any settlement made by the other without its prior written consent, which shall not be unreasonably withheld or delayed.  Without limiting the foregoing provisions of this Section 10.2(c), the Indemnitor shall keep the Indemnitee reasonably informed of the progress of any claim, suit or action under this Section 10.2 and the Indemnitee shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense, but the Indemnitor shall have the sole right to control the defense or settlement thereof in accordance with the terms of this Section 10.2(c).

10.3	Limitation of Liability.

(a)
Neither party shall be liable to the other for special, exemplary, consequential, incidental (including lost or anticipated revenues or profits), indirect or punitive damages arising from the performance or nonperformance of such party under this Agreement whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of same.

(b)
Notwithstanding the exclusions and limitations of liability set forth in Section 10.3(a) above, such exclusions and limitations shall not apply to: (i) either party's indemnification obligations pursuant to Section 10.2; or (ii) either party's breach of the party's confidentiality obligations pursuant to Article 7.

(c)	Any loss due to damage or loss of Products will be based upon Dyax's cost of manufacturing or acquiring products, not it's selling cost.

10.4	ICS Insurance Obligations. During the Term, ICS shall maintain appropriate levels of insurance for the risks assumed under this Agreement, including the following minimum levels of insurance:

(a)	Employer's liability insurance with a limit of [*****] for bodily injury by accident per person, [*****] for bodily injury by accident, all persons and [*****] bodily injury by disease policy limit;

(b)	Commercial general liability insurance, including personal injury blanket contractual liability and broad form property damage, with a [*****] combined single limit;

(c)	Umbrella liability insurance in the amount of [*****] per occurrence and aggregate; and

ICS will not be obligated to insure Products against loss or damage arising from the storage of Products at the ICS Facility.  The insurance required by this Section 10.4 may be made up through a combination of self-insured retention and traditional insurance.  Throughout the Term, ICS shall (a) provide prompt written notice to Dyax in the event ICS becomes aware or is notified that the insurance described in this Section 10.4 will be materially adversely modified or cancelled in such a manner that ICS is no longer in compliance with the requirements of Section 10.4 and (b) provide Dyax with proof of such insurance on or before the date such insurance is renewed for each year.

10.5
Dyax Insurance Obligations.  During the Term, Dyax will maintain property, products liability and commercial general liability insurance having a limit of not less than [*****] per occurrence, Combined Single Limit (Bodily Injury and Property Damage), pursuant to one or more insurance policies with reputable insurance carriers having a Best’s Rating of A VII or otherwise as reasonably approved by ICS.  Dyax will designate ICS as an "additional insured" under such insurance policy and will obtain a broad form vendor’s endorsement for products liability for ICS.  Within thirty (30) days after the Effective Date, Dyax will provide to ICS a certificate of insurance indicating that such obligations have been satisfied.  As a condition precedent to the effectiveness of this Agreement, Dyax will execute the form of Continuing Guaranty and Indemnification Agreement (the “Continuing Guaranty”) with AmerisourceBergen Corporation attached hereto as Exhibit D.

11.	Terms and Termination.

11.1
Term. Unless earlier terminated in accordance with the terms hereof, the term of this Agreement (the "Term") shall (i) commence as of the Effective Date and will continue in effect for an initial period of three (3) years (the "Initial Term"), and (ii) automatically renew for subsequent periods of two (2) years (each, a "Renewal Term"), unless either party provides written notice to the other at least three (3) months prior to the end of the Initial Term or then-current Renewal Term that it  does not wish to renew. The parties will work together in good faith to discuss and agree upon any appropriate fee adjustments at least three months prior to expiration of the Initial Term.

11.2	Termination. In addition to any other provision of this Agreement providing for termination hereof, this Agreement may be terminated as follows:

(a)	Termination by Dyax For Convenience. Dyax may terminate this Agreement for convenience, without cause, upon six (6) months’ prior written notice of termination to ICS.

(b)
Termination For Cause.  This Agreement may be terminated by either party on written termination notice to the other party in the event of any material breach of this Agreement by the other party (other than a breach by ICS of Section 3.2, which is governed by clause (ii) below), which breach is not cured within [*****] (or [*****] for any breach relating to payment obligations under this Agreement) after delivery of written notice by the non-breaching party specifying such breach and requiring cure.  Notwithstanding the right to cure provided by the foregoing sentence, ICS shall have the right to cure only two (2) material breaches of any particular obligation hereunder, and this Agreement may be terminated by Dyax immediately on written notice to ICS in the event of any additional material breach of such obligation by ICS.

(c)	Insolvency. This Agreement may be terminated by either party immediately upon written notice to the other party in the event of any of the following events:

(i)
the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other material proceedings for the settlement of the other party's debts, or the institution against the other party of any such proceedings that remain undismissed for ninety (90) days;

(ii)	the other party's making an assignment for the benefit of its creditors; or

(iii)	the other party's dissolution.

(d)
Other Agreements.  In the event that any of (a) the Distribution Services Agreement of even date herewith between Dyax and ASD Specialty Healthcare, Inc. or (b) the Distribution Services Agreement of even date herewith between Dyax and US Bioservices Corporation is terminated for any reason, then (i) this Agreement may be terminated by Dyax upon [*****] written notice to ICS; and (ii) if not terminated, ICS will notify Dyax of any applicable adjustment to Fees based upon such termination.

(e)           Supervening Illegality.

(i)
This Agreement shall terminate if both:  (A) as a result of the enactment of any new applicable federal or state law or regulation, or any change in any existing applicable federal or state law or regulation or any new interpretation of any applicable federal or state law or regulation by any legislative body, court or regulatory agency, the performance by a party of any material obligation under the Agreement would be rendered illegal or any material provision of the Agreement would be rendered invalid or unenforceable, and (B) the parties are unable to negotiate a mutually acceptable amendment to the Agreement pursuant to Section 11.2(e)(iii) below.  If any immaterial provision of this Agreement is held to be illegal, invalid or unenforceable for any reason, the Agreement shall be deemed amended to delete such provision, such amendment to apply only with respect to the operation of the Agreement in the particular jurisdiction in which such provision is held to be illegal, invalid or unenforceable, and the remainder of the Agreement shall remain in full force and effect and enforceable in accordance with its terms.

(ii)
The parties agree that the party affected by the new law or regulation or the change in law or regulation or the interpretation of a law or regulation shall use reasonable efforts to give the other party at least [*****] prior written notice of the effective date of such new law, change, or interpretation.

(iii)
The parties agree that, notwithstanding the foregoing provisions of this Section, either party may, within ten (10) business days of giving or receiving notice of the new law, change or interpretation, notify the other party of its wish to renegotiate the applicable terms of the Agreement ("Renegotiation Notice"), in which event the parties shall negotiate in good faith, for a period of sixty (60) days from delivery of the Renegotiation Notice, an amendment to the Agreement that addresses the portion of the Agreement rendered illegal, invalid or unenforceable by the new law, change or interpretation while preserving to the greatest extent possible the original intent of the Agreement.  If the parties successfully conclude such negotiations prior to the effective date of the new law, change or interpretation, the Agreement shall not terminate and shall be amended to reflect the negotiated terms.  If the parties are unable to successfully conclude such negotiations prior to the effective date of the new law, change or interpretation and such effective date is within the sixty (60) day negotiation period, the Agreement shall be deemed amended to delete such portion rendered illegal, invalid, or unenforceable, such amendment to apply only with respect to the operation of the Agreement in the particular jurisdiction in which such portion is held to be illegal, invalid or unenforceable, and the remainder shall remain in full force and effect and enforceable in accordance with its terms.  In the event the parties are unable to successfully conclude such negotiations within the sixty (60) day negotiation period, the Agreement shall terminate at the end of the sixty (60) day negotiation period.

11.3         Effect of Termination. Upon the expiration or earlier termination of this Agreement:

(a)
all Confidential Information received hereunder shall be returned to the disclosing party, or destroyed, at the disclosing party's election (provided that the receiving party may retain one copy to the extent necessary to comply with any contractual or other legal obligations applicable thereto);

(b)
all rights granted to ICS with respect to the Product shall terminate and ICS shall follow Dyax’s reasonable instructions to cease in a timely and orderly manner all activities with respect to the  selling and distribution of Product; and

(c)
unless terminated by ICS pursuant to Section 11.2 above (Material Breach) for a period of [*****] following such expiration or early termination, ICS and its Affiliates shall provide commercially reasonable assistance in connection with Dyax's transition of Product distribution and Hub Services to Dyax, its Affiliates or any third party selected by Dyax.  Dyax shall reimburse ICS for its reasonable, documented out-of-pocket costs and expenses incurred with in connection with providing such transition services; provided that, in the event of a termination due to ICS's breach, neither the existence of this provision nor the fact of Dyax's agreement to pay for such transition services shall in any way effect or limit Dyax's rights or remedies with respect to such breach.

(d)
If Dyax terminates this Agreement pursuant to Section 11.2(a) or ICS terminates this Agreement pursuant to Section 11.2(b) prior to the first anniversary of the Effective Date, Dyax shall pay ICS an early termination fee, with the amount being equal to $110,000.  The Early Termination Fee is intended to compensate ICS for development costs related to the Services hereunder and is in addition to, not in lieu of, any other amounts it is entitled to under this Agreement or at law.

Termination of this Agreement shall not relieve either party of obligations incurred prior to termination.  The provisions of Sections 6.2, 6.3, 6.4, 11.3, 13.10 and 13.11 and Articles 7, 10 and 12, together with and any other provisions which by their express terms extend beyond the expiration or termination of this Agreement, shall survive any termination of this Agreement.

11.4
Termination of Exclusivity.  In the event that Dyax has the right to terminate this Agreement, Dyax, on immediate written notice to ICS, may terminate Section 2.3, which shall have no further force or effect from and after the delivery of such notice by Dyax.

12.	Dispute Resolution.

12.1
Resolution by Executives.  Any dispute, controversy or claim initiated by either party arising out of, or resulting from the breach or alleged breach by either party of its obligations under this Agreement (other than bona fide third party actions or proceedings filed or instituted in an action or proceeding by a third party against a party to this Agreement), whether before or after termination of this Agreement, shall be in the first instance referred to the respective chief executive officers of the parties unless such dispute or claim must be filed to preserve a legal interest or injunctive relief is required.

12.2
Arbitration.  If chief executive officers (or their representatives, it being agreed that the chief executive officer of either party may designate a representative, provided such representative is empowered with decision making in the dispute)  of the parties fail to resolve any dispute as provided in Section 12.1 within [*****], then such dispute shall be finally resolved by binding arbitration as follows:

(a)
Any dispute that might arise between the parties relating to or arising from this Any dispute that might arise between the parties relating to or arising from this Agreement shall be settled by binding arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (“AAA”), except where those rules conflict with this provision, in which case this provision controls. Arbitration shall be conducted before a single arbitrator selected from the AAA’s National Roster of Arbitrators, each of whom shall be a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction.  Each party shall have the right to meet and interview the potential arbitrator for no more than one hour each prior to the selection of an arbitrator.  The arbitration shall be held, and Dyax and ICS irrevocably consent to arbitrate, in New York, NY, unless they mutually agree upon an alternative location. The arbitration shall be conducted in English. In rendering the award the arbitrator must apply the substantive law of the State of Delaware (except where that law conflicts with this clause); however, the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  The arbitrator shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  Under no circumstances shall the arbitrator award damages in excess of or inconsistent with any limitations of liability contained in this Agreement.  Any court with jurisdiction shall enforce this clause and enter judgment on any award.  ICS and Dyax will agree upon, within [*****] days after the arbitrator is selected or, if they fail to agree, the AAA will design, procedures that they will follow to assure that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator.

(b)
The arbitration proceedings shall be confidential, and neither party shall publicize the nature of any dispute or the outcome of any mediation or arbitration proceedings except to the extent required by law, provided in such case the party required to make any disclosure informs the other party of such requirement to allow the other party to seek a protective order.  The mediator or arbitrator, as the case may be, shall issue appropriate protective orders to safeguard each party’s confidential information.

(c)
Each party has the right before or during the mediation or arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, an injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

13.	Miscellaneous.

13.1
Relationship of Parties.  ICS's relationship with Dyax hereunder shall be that of independent contractor, and neither party shall be considered the agent of, partner of, employee or other member of the workforce of, or participant in a joint venture with, the other party.  Neither party shall have authority to bind the other party unless otherwise agreed to in writing by such parties.

13.2
Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Dyax:	Dyax Corp.
300 Technology Square
Cambridge, MA 02139
[*****]

If to ICS:	AmerisourceBergen Specialty Group
3101 Gaylord Parkway
Frisco, TX 75034
[*****]

Either party may change its designated address, contact person and facsimile number by notice to the other party in the manner provided in this Section.

13.3
Assignment.  Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other party of any such assignment; provided that: (i) if such assignee is an Affiliate, the assignor shall be responsible for and liable with respect to all assigned obligations and (ii) if such assignee is not an Affiliate, (A) the assignee assumes the assignor’s obligations under the Continuing Guaranty and Indemnification Agreement, and (B) the assignee has net assets as of the end of its most recently completed fiscal year equal to or in excess of the net assets of the assignor as of the end of its most recently completed fiscal year, in each case as set forth in the audited balance sheet of the assignor and assignee, and (iii) in the case of an assignment by Dyax, the assignee is not a Competitor to ICS.  For the purposes of this Section 13.3, a “Competitor” means any organization, entity or person that competes with ICS including but not limited to the following companies and their affiliated entities: [*****].

13.4
Force Majeure. Each party's obligation under this Agreement will be excused to the extent any delay or nonperformance is caused by strikes or other labor disturbance, acts of God, war, or other conditions beyond the reasonable control of that party, but only during the duration of such condition.

13.5
Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.  To be valid, any waiver must be in writing.

13.6
Severability.  In the event any provision of this Agreement should be held invalid, illegal or unenforceable, the remaining provisions shall not be affected or impaired and the parties shall use all reasonable efforts to replace the applicable provision with a valid, legal and enforceable provision which insofar as practical implements the original intent of such invalid, illegal or unenforceable provision, provided, however, that if the parties fail to reach such agreement within sixty (60) days, a party whose rights or obligations are materially adversely affected as a result of a provision being held invalid, illegal or unenforceable may terminate this Agreement.

13.7	Headings. All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any Article or Section hereof.

13.8	Successors and Assigns. This Agreement shall be binding on and shall benefit any and all successors, trustees, permitted assigns and other successors in interest of the parties.

13.9	Applicable Law; Disclaimer of Puerto Rico Law 75.

(a)	This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (excluding the choice of law provisions thereof).

(b)
The parties expressly disclaim, to the fullest extent allowed by Applicable Law, any application of the Puerto Rico Dealers Act, Law No. 75 of June 1964 (the "Dealers Act") as amended, and the parties acknowledge that the Dealers Act shall not apply in the interpretation or enforcement of any of the rights and obligations of the parties hereto.

13.10
Contract Interpretation.  The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any party on the basis that it or its attorney drafted the Agreement or the provision at issue.   When this Agreement requires approval of one or more parties, such approval may not be unreasonably withheld or delayed.  Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires.  "And" includes "or."  "Or" is disjunctive but not necessarily exclusive.  "Including" means "including but not limited to." Unless other specifically stated, the term "days" means calendar days.

13.11
Entire Agreement; No Reliance.  Each of the parties agrees and acknowledges that this Agreement, including the Continuing Guaranty and attachments referred to herein, (i) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter of this Agreement, and (ii) is not intended to confer any rights or remedies, or impose any obligations, on any person other than the parties hereto.  Each of the parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement.

13.12
Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile execution and delivery of this Agreement are legal, valid and binding execution and delivery for all purposes.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the Effective Date.

Integrated Commercialization Solutions, Inc.		Dyax Corp.

By:	/s/ Douglas Cook	By:	/s/ Ivana Magovcevic-Liebisch

Name:	Douglas Cook	Name:	Ivana Magovcevic-Liebisch

Title:	VP, Distribution Services	Title:	Executive Vice President Corporate Development and General Counsel

AmerisourceBergen Specialty Group, Inc., a Delaware corporation, agrees that is shall be financially responsible for any unsatisfied liabilities of Integrated Commercialization Solutions, Inc.  under this Agreement, provided that any defense or privilege that may be asserted by Integrated Commercialization Solutions, Inc. may also be asserted by AmerisourceBergen Specialty Group, Inc.

AmerisourceBergen Specialty Group, Inc.

By:	/s/ Mike Mullen

Name:	Mike Mullen

Title:	President

LIST OF EXHIBITS

EXHIBIT A – Product Description
EXHIBIT B – Initial Statement of Work
EXHIBIT C – Fee Schedule
EXHIBIT D – Continuing Guaranty

EXHIBIT A
Product Description

Product Trade Name:	Kalbitor®
Generic Name:	ecallantide
NDC Number:	47783-101-01

Kalbitor is a recombinant protein with high affinity and high specificity for human plasma kallikrein and is used in the treatment of Hereditary Angioedema (HAE).

Kalbitor is temperature sensitive and must be stored and shipped at 2-8°C (36-42°F).

Kalbitor is packaged in a single carton containing three 1 mL vials and is administered through three subcutaneous injections.

EXHIBIT B
Initial Statement of Work

[*****]

EXHIBIT C
Fee Schedule

[*****]

EXHIBIT D
Continuing Guaranty

CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT

The undersigned does hereby guarantee to AmerisourceBergen Corporation and each of its subsidiary companies and their successors that any drugs ("Products") now or hereafter delivered by or on behalf of the undersigned ("Guarantor") to AmerisourceBergen Corporation or any of its subsidiaries (including Products delivered to AmerisourceBergen Corporation or any of its subsidiaries by or on behalf of Guarantor though its subsidiaries, divisions, affiliated companies and representatives) will not in any material respect be adulterated, misbranded or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et. seq., as amended and in effect at the time of delivery (the "Act") or within the meaning of any applicable state or local law in which the definition of adulteration or misbranding are substantially the same as those contained in the Act; and such Products will be merchandise that may be introduced and delivered into interstate commerce under the provisions of Section 301 of the Act or Section 351 of the Public Health Service Act.

Guarantor hereby agrees to defend, indemnify and hold AmerisourceBergen Corporation and each of its subsidiaries (“ABC Indemnitees”) harmless against any liability, damage, loss, penalty, fine or expense (including reasonable attorneys fees and expenses of litigation) (collectively, "Losses") incurred by or imposed upon the ABC Indemnitees or any of them in connection with any claims, suits, demands, investigations, enforcement actions, or judgments, in each case initiated by a third party (including any governmental or regulatory agency)  arising as a result of (a) any   actual or asserted violation of Applicable Laws or by virtue of which Products made, sold, supplied, or delivered by or on behalf of Guarantors may be alleged or determined to be adulterated, misbranded or otherwise not in full compliance with or in contravention of Applicable Laws, (b) possession, distribution, sale and/or use of, or seizure of, any Products, including claims of bodily injury, death or property damage, (c) any actual or asserted claim that Products infringe any proprietary or intellectual property rights of any person, including infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or violation of any copyright laws or any other applicable federal, state or local laws, and (d) any actual or asserted claim of negligence or willful misconduct by Guarantor or breach by Guarantor of any contract with an ABC Indemnitee, except to the extent  in each case ((a)-(d)) for those Losses that  result from any violation of Applicable Laws by an ABC Indemnitee or any negligence or willful misconduct by an ABC Indemnitee in connection with any contract between Guarantor and any ABC Indemnitee or breach by an ABC Indemnitee of any such contract.

Guarantors further agree to maintain primary and noncontributing Products Liability Insurance of not less than U.S. $5,000,000.00 per occurrence, Combined Single Limit (Bodily Injury and Property Damage) including AmerisourceBergen Corporation and its subsidiary companies as Additional Insureds, including a Broad Form Vendors Endorsement, with provision for at least 30 days' prior written notice to the Additional Insureds in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance.  All insurance coverage must be with a carrier and in a form reasonably acceptable to AmerisourceBergen Corporation, at its sole reasonable discretion, including any deductible or self-insured risk retained by Guarantors, such acceptance not to be unreasonably withheld.  In combination with significant excess liability insurance, any retained risk must be commercially reasonable, actuarially sound and acceptable to AmerisourceBergen Corporation, at its sole discretion.  Each Guarantor warrants that its assets are sufficient to cover any self-insurance liability it assumes under this Agreement.  Provisions in this Continuing Guaranty and Indemnification Agreement are in addition to, and not in lieu of, any terms set forth in any purchase orders accepted by Guarantors or any separate agreement entered into between AmerisourceBergen Corporation or any of its subsidiaries and Guarantors.  In the event of any conflict between the language of such other documents and the language set forth herein, the language herein shall be controlling.

DYAX CORP.	/s/Ivana Magovcevic-Liebisch	11/19/09
Guarantor's Company Name	Signature of Authorized Officer	Date

Ivana Magovcevic-Liebisch, EVP Corporate Development
Name and Title

300 Technology Square, Cambridge, MA 02139
Address of Company

Revised	(617) 225-2500
6/2/05	Phone